Exhibit (A)(4)

ONI SYSTEMS CORP.

FORM OF NOTICE OF WITHDRAWAL

INSTRUCTIONS:

IF YOU PREVIOUSLY ELECTED TO ACCEPT ONI SYSTEMS’ OFFER TO EXCHANGE AND YOU WOULD LIKE TO CHANGE YOUR ELECTION WITH RESPECT TO SOME OR ALL OF YOUR OPTIONS, YOU MUST:

1.
COMPLETE THIS FORM, SIGN IT, AND HAND DELIVER IT TO ONI SYSTEMS STOCK ADMINISTRATION. YOU CAN ALSO FAX IT TO (408) 571-3925 OR MAIL IT TO ONI SYSTEMS CORP., STOCK ADMINISTRATION, 5965 SILVER CREEK VALLEY ROAD, SAN JOSE, CALIFORNIA 95138, AS SOON AS POSSIBLE, BUT IN ANY EVENT, BEFORE 9:00 p.m., PACIFIC TIME, ON NOVEMBER 19, 2001. IF YOU SEND YOUR NOTICE OF WITHDRAWAL VIA FAX, BE SURE YOU OBTAIN A CONFIRMATION OF SUCCESSFUL DELIVERY.

2.
ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM ONI SYSTEMS STOCK ADMINISTRATION WITHIN THREE BUSINESS DAYS. NOTE THAT EMPLOYEES WHO RETURN FORMS AFTER NOVEMBER 14, 2001 MAY NOT RECEIVE TIMELY CONFIRMATION.

I previously received a copy of the Offer to Exchange, dated October 19, 2001, and the Letter of Transmittal (Election to Participate). I signed and returned the Letter of Transmittal (Election to Participate), in which I elected to accept ONI Systems’ offer to exchange option(s). I now wish to change that election, withdraw from my participation in the program and reject ONI Systems’ offer to exchange. I understand that by signing this Notice of Withdrawal and delivering it to Stock Administration,

☐	I am withdrawing my acceptance of the offer and rejecting the offer to exchange all of my options.

OR

☐
I am withdrawing my acceptance of the offer and rejecting the offer to exchange only with respect to the option(s) set forth in the table below. I understand that if I do not withdraw my acceptance for all of my option(s), I am not withdrawing any option(s) granted after May 19, 2001 (even if I list them below). [PLEASE TYPE OR PRINT CLEARLY]

Option No.	Grant Date	No. of Shares Outstanding Under Such Option	Exercise Price	ISO/NSO

I understand that in order to reject the offer, I must sign and deliver this Notice of Withdrawal to Stock Administration before 9 p.m., Pacific Time, on November 19, 2001 (or such later date and time as designated by ONI Systems).

By rejecting the offer to exchange option(s), I understand that I will not receive any replacement option(s), and I will keep my current option(s). These option(s) will continue to be governed by the stock options plan under which they were granted and existing option agreement(s) with ONI Systems. I have completed and signed the following exactly as my name appears on my original Letter of Transmittal (Election to Participate).

Date:	Signature of Optionee
E-mail address where ONI Systems Stock Administration can send confirmation of receipt of this Notice of Withdrawal	Name of Optionee